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The subsidiaries of TCBY Enterprises,  Inc. and their respective states  of incorporation are as follows:
     American Best Care, Inc.                Arkansas
     Americana Foods General Partner, Inc.   Arkansas
     Americana Foods Limited Partnership     Texas
     Carlin Manufacturing, Inc.              Arkansas
     FSL, Inc.                               Nevada
     Riverport Equipment and
       Distribution Company                  Arkansas
     TCBY International, Inc.                Arkansas
     TCBY International Foreign Sales
       Corporation                           Virgin Islands
     TCBY of Georgia, Inc.                   Georgia
     TCBY of Texas, Inc.                     Texas
     TCBY Systems, Inc.                      Arkansas
     TCBY of Aruba, Inc.                     Arkansas
     TCBY of Mexico, Inc.                    Arkansas
     TCBY of Saudi Arabia, Inc               Arkansas
     TCBY of Qatar, Inc.                     Arkansas
     TCBY United Kingdom, Inc.               Arkansas
     TCBY of the Philippines, Inc.           Arkansas
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Each of these  subsidiaries does  business under  its respective  corporate name. All of the outstanding capital stock of each subsidiary is owned by TCBY Enterprises, Inc. except Americana Foods Limited Partnership which is 99% owned by FSL, Inc. and 1% owned by Americana Foods General Partner, Inc.; FSL, Inc. is wholly owned by Americana Foods General Partner, Inc. TCBY of Texas, Inc. is also wholly owned by Americana Foods General Partner, Inc.